CONSENT OF KYLE FOSTER

The undersigned hereby consents to the references to, and the information derived from the mineral reserve estimates, as applicable, for the Wolfshag deposit and the Otjikoto Mine, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Kyle Foster
Kyle Foster
June 15, 2020